Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference of our reports dated January 28, 2004, with respect to the consolidated financial statements of Freeport-McMoRan Copper & Gold Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003 and the related financial statement schedules included therein filed with the Securities and Exchange Commission in the Registration Statement (Form S-8 No. 33-00000) pertaining to the Freeport-McMoRan Copper & Gold Inc. 2004 Director Compensation Plan.

/s/ Ernst & Young LLP

New Orleans, Louisiana

May 4, 2004